Exhibit 99.1

L.B. Foster Company Reports Fourth Quarter/Year End Results

          PITTSBURGH, Jan. 26 /PRNewswire-FirstCall/ -- L.B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported a net loss of $1.0 million ($0.10 per share) in the fourth quarter of 2004 versus a net loss of $0.4 million ($0.04 per share) in the fourth quarter of 2003.  Due to higher steel prices, the current quarter results include a $2.4 million LIFO charge, as compared to no charge in the fourth quarter of 2003. This charge had no impact on the Company’s cash flow from operations, although the Company will benefit by deducting LIFO expenses for income tax purposes.

          Net sales for the fourth quarter of 2004 were $69.7 million compared to $53.1 million in 2003, an increase of 31% with gross margins that declined by 2.8 percentage points to 8.6%. The increase in net sales was due primarily to a 139% increase in new rail distribution sales and a 46% increase in piling sales. The decline in gross profit margin percentage was due to the effects of escalating steel prices, which include the previously mentioned LIFO charge, and to the fact that our fourth quarter sales increases came from our lower margin distribution businesses. Selling and administrative expenses rose 15% from the prior year period due primarily to employee benefits and audit and consulting fees associated with the implementation of Section 404 of the Sarbanes-Oxley Act. Fourth quarter interest expense declined 19% from the prior year due principally to the retirement of a $10.0 million LIBOR based interest rate collar agreement in April 2004 that had a minimum annual interest rate. Other income declined by $0.4 million as a result of a decrease in mark-to-market income recorded by the Company in the fourth quarter of 2004, related to derivative instruments, as compared to the prior year fourth quarter.

          For the year ended December 31, 2004, the Company reported income from continuing operations of $1.5 million ($0.14 per diluted share) versus income from continuing operations of $2.2 million ($0.22 per diluted share) for the same period a year ago. Due to higher steel prices, the current year results include a $3.5 million LIFO charge as compared to no LIFO charge in the year ended December 31, 2003 results.

          Net income for 2004 was $1.5 million ($0.14 per diluted share) versus net income of $3.4 million ($0.35 per diluted share) for 2003. The 2003 net income results included $1.3 million of income ($0.13 per diluted share) from discontinued operations related to tax benefits from the dissolution of the Company’s Foster Technologies subsidiary.

          Net sales for the year ended December 31, 2004 were $297.9 million compared to $264.3 million in 2003, an increase of 13%, while gross margins declined by 1.7 percentage points to 10.3%. The increase in net sales came primarily from a 47% increase in new rail distribution sales and a 26%

increase in piling sales. The decline in gross profit margin percentage was attributable to the effects of escalating steel prices, which include the previously mentioned LIFO charge, and to the fact that our sales increases came from our lower margin distribution businesses. Selling and administrative expenses rose 3% as compared to the prior year as a result of increased selling related expenses, employee benefits, and audit and consulting fees associated with the implementation of Section 404 of the Sarbanes-Oxley Act. Interest expense declined 20% as a result of the previously mentioned collar retirement and a reduction in average borrowing levels during the current year. Other income increased $0.2 million primarily as a result of the first quarter sale of the Company’s former Newport, KY pipe coating machinery and equipment which had been classified as “held for resale” offset by reduced mark-to-market income recorded by the Company related to derivative instruments as compared to the prior year.

          Cash flow from operations was slightly negative for the year ended December 31, 2004 as the Company’s working capital needs have increased with the increased sales volume. The cash requirements were funded primarily from existing cash. Capital expenditures for the year ended December 31, 2004 were $2.6 million which was consistent with 2003 levels.

          President and CEO Stan Hasselbusch commented, “We are pleased with improvements in a number of areas, particularly our rail and piling distribution businesses in 2004; however, we were disappointed in the results of the Fabricated Products division.  Its poor performance is attributable to a 46% reduction in bidding due to the lack of a new Federal transportation bill. A new bill is expected to be passed in the second quarter of 2005 and will benefit Fabricated Products in the future.  The previous bill expired in September of 2003.

          Mr. Hasselbusch added, “Order entry in the fourth quarter was strong compared to the two previous years.  Bookings were $76.1 million, 26% ahead of 2003 and 42% ahead of 2002.  We expect this pick up to have a positive impact on 2005 earnings.”

          The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects (including the passage of an adequate highway and transit bill), the potential value or viability of the Dakota Minnesota & Eastern Railroad, the ability to secure significant sales contracts, the Company’s ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED STATEMENTS OF CONSOLIDATED INCOME
L. B. FOSTER COMPANY AND SUBSIDIARIES
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

	(Unaudited)
NET SALES	$69,729	$53,149	$297,866	$264,266
COSTS AND EXPENSES:
Cost of goods sold	63,757	47,087	267,255	232,534
Selling and administrative expenses	7,429	6,443	27,877	26,936
Interest expense	417	517	1,801	2,250
Other income	(205)	(560)	(1,471)	(1,315)
	71,398	53,487	295,462	260,405
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,669)	(338)	2,404	3,861
INCOME TAXES	(625)	65	924	1,698
(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,044)	(403)	1,480	2,163
DISCONTINUED OPERATIONS:
LOSS FROM OPERATIONS OF FOSTER TECHNOLOGIES	0	(3)	0	(513)
INCOME TAX BENEFIT	0	(1)	0	(1,790)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	0	(2)	0	1,277
NET (LOSS) INCOME	$(1,044)	$(405)	$1,480	$3,440
BASIC (LOSS) EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$(0.10)	$(0.04)	$0.15	$0.23
FROM DISCONTINUED OPERATIONS, NET OF TAX	0.00	(0.00)	0.00	0.13
BASIC (LOSS) EARNINGS PER SHARE	$(0.10)	$(0.04)	$0.15	$0.36
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
FROM CONTINUING OPERATIONS	$(0.10)	$(0.04)	$0.14	$0.22
FROM DISCONTINUED OPERATIONS, NET OF TAX	0.00	(0.00)	0.00	0.13
DILUTED (LOSS) EARNINGS PER SHARE	$(0.10)	$(0.04)	$0.14	$0.35
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	10,038	9,664	9,952	9,588
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	10,355	9,933	10,268	9,748

SOURCE  L. B. Foster Company
          -0-                                                                                01/26/2005
          /CONTACT:  Stan L. Hasselbusch of L.B. Foster Company, +1-412-928-3417, or fax, +1-412-928-7891, or investors@LBFosterCo.com /